Joint Venture Agreement dated this third day of May, 1999 by and between

(1) SMLX Technologies, Inc. (formerly Simplex Medical Systems, Inc., a Colorado corporation having its office and principal place of business at 376 Ansin Blvd., Hallendale, Florida 33009 (hereinafter referred to as "SMLX");

(2) HelveStar S.A., a Swiss corporation having its office and principal place of business at 56 Gand Rue, CH-1700 Fribourg, Switzerland (hereinafter referred to as "HelveStar"); and

(3) BioStar Life Sciences S.A., a Swiss corporation to be formed by SMLX and HelveStar and to have its principal office and place of business at 56 Gand Rue, CH-1700 Fribourg, Switzerland (hereinafter referred to as "BioStar").

Whereas, SMLX, a bioengineering problem solving company owning Products, Intellectual Property Rights, Proprietary Materials and Proprietary Technologies, and HelveStar, a technology commercialization, financial, financial and holding company have agreed to form and capitalize BioStar for the purposes of commercializing, manufacturing, developing, marketing and selling SMLX's present and future technologies and products; and

Whereas, SMLX and HelveStar have agreed to incorporate, organize and capitalize BioStar for said purposes;

SMLX, HelveStar and BioStar hereby agree as follows:

1.   Incorporation, Organization and Capitalization of BioStar

1.1 HelveStar shall forthwith incorporate BioStar as BioStar S.A. under the laws of Switzerland and shall provide the statutory minimum capital of 100,000 Swiss francs required for authorization of 1,000 shares of common stock of BioStar ("BioStar Shares" or "Shares"). Articles of Incorporation and Bylaws of BioStar shall be in standard form for S.A. incorporation in Switzerland with changes as expressly provided in this JVA.

1.2 Original issuance of BioStar Shares shall be in the ratio of 60% to HelveStar and 40% to SMLX and shall be in consideration of the various transfers, licenses, equity and set forth in this JVA. SMLX and HelveStar hereby agree to vote said shares during said period for the election for directors as set forth below.

1.3 BioStar shall have an initial board of at least six directors two of whom will be designated by SMLX. In addition to the foregoing, SMLX hereby agrees to nominate and support the election to the SMLX board of two directors designated by HelveStar.

1.4 All corporate action by the board of directors or shareholders shall be taken by a majority of the directors and by a majority of the shares present in person or by proxy at any duly called meeting of shareholders at which a quorum is present.


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1.5 HelveStar shall assign and second individuals to BioStar to serve as officers, employees and representatives of BioStar and, based on monthly operating budgets approved by the BioStar board of directors, shall advance operating working capital until, and whenever in any of the first 24 calendar months of the term hereof there is positive Net Cash Flow derived from operating revenues reduced by operating expenses paid in cash in such month. At such time and in any event, at the end of said 24 calendar month period all obligations of HelveStar under this Section 1.5 shall terminate. Such advances by HelveStar of operating working capital to BioStar shall be without recourse to SMLX but may be recouped from BioStar without interest out of subsequent monthly Net Cash Flows prior to any distribution of profits to HelveStar and SMLX.

1.6 SMLX agrees to provide director and officer liability insurance coverage for HelveStar nominees to SMLX board without cost to HelveStar and BioStar.

1.7 Each of SMLX, BioStar, and HelveStar shall incorporate in their respective certificates or articles of incorporation and bylaws (to the extent not already provided) provisions for indemnifying its officers and directors to the full extent permitted by law and for payment of all reasonable legal expenses of defending claims (whether asserted by the Parties (and Affiliates of each) hereto or third parties including governments, product liability claims, etc.).

2. Transfer, Licensing and Assignment of Products, Proprietary Materials, Proprietary Technologies and Additional Products.

2.1 Within 5 business day of the execution of this JVA, SMLX and BioStar shall execute the three license agreements relating to certain core technologies and Products (Bioven, Saliva Test and Airburator) heretofore developed by SMLX thereby granting to BioStar exclusive, irrevocable and perpetual rights to make, have made, use and sell Products covered by said Licenses in all areas of the world with full right to sublicense or assign.

2.2 In exchange for a total of $2,400,000 (US), payable to SMLX by BioStar at a rate of $100,000 per month for 24 months commencing with the calendar month of May, 1999, SMLX hereby transfers, assigns and conveys all of its rights, title and interests, and within 5 business days of the execution of this JVA, shall execute documents, bills of sale, transfers of registrations and such other documents to evidence transfer of good and marketable title (free and clear of all liens, claims, encumbrances and licenses) in certain non-core technology, Intellectual Property Rights, Proprietary Materials and Proprietary Technology for use in making, having made, and selling SMLX Products heretofore developed by SMLX.

2.3 SMLX hereby further agrees with HelveStar that all reseach and development projects, or Product improvements requested and funded by BioStar shall be the property of BioStar. As such technologies and products are developed ("Additional Products"), SMLX shall transfer, assign and convey to BioStar all of its rights, title and interest therein, and shall execute assignments, bills of sale, licenses, transfers and such other documents to evidence transfer of good and marketable title (free and clear of all liens, charges, encumbrances and licenses) for use in making, having made and selling Additional Products.

2.4 SMLX will have exclusive responsibility for all research and development, new product evaluation and new product training for BioStar, HelveStar and their Affiliates.
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2.5 BioStar will have exclusive responsibility for commercialization, marketing, and production of all SMLX Products, worldwide.

2.6 BioStar will have sole authority for BioStar operations and SMLX will have sole authority for SMLX operations hereunder.

2.7 This JVA, the License Agreements, the asset transfer of non-core technology Products under Section 2 shall become effective on the date (the "Effective Date") on which the License Agreement of the three core technology Products are signed by SMLX and BioStar.

2.8 In the event BioStar fails to make its payments in connection with the transfer under Section 2.2 above, such failure to make payments shall not constitute a default hereunder until such time as SMLX notifies BioStar in writing of the Failure to receive payment and the expiration of twenty days from the giving of said notice. If within said twenty days BioStar cures to non-payment or institutes arbitration to resolve any dispute on the amount due and fails to pay the amount awarded, all non-core technologies not paid for shall revert to SMLX.

Non-core technologies for specific products will be set forth in a separate Agreement with allocation of purchase price set forth for each. In determining non-core technologies not paid for, BioStar reserves the right to assign amounts paid to the purchase of specific items listed at the price indicated for each product. To the extent there is shortfall or overage the parties agree to make appropriate cash adjustment.

3.   Financing SMLX Participation in Joint Venture

3.1 HelveStar shall provide the entire statutory capital of 100,000 Swiss francs necessary for the incorporation of BioStar and for all additional operating working capital of BioStar as determined by the BioStar board of directors.

3.2 After establishing a working capital reserve and recovery thereof, the BioStar board of directors shall establish a dividend payment policy from Net Cash Flows 40% to SMLX and 60% to HelveStar.

4.   Business Transactions between Related Companies and Affiliates.

4.1 BioStar shall during the period prior to having production facilities available to it arrange for manufacture of Products by production facilities currently available to SMLX and production facilities available to HelveStar and its Affiliates. Terms for production shall be agreed at arm's length with Affiliates in order to maximize profits from commercialization and sale in BioStar for the pro rata benefit of its shareholders, (SMLX and HelveStar) and shall require good faith approval of any related party transactions by a majority vote of the BioStar board of directors.

4.2 Subject to SMLX performance of obligations and responsibilities hereunder, BioStar will assume full responsibility to SMLX for fulfilling current SMLX Agreements as set forth in Exhibit C attached and for honoring all terms and conditions of said Distribution Agreements and will transfer all payments received from these Distributors, less a 5% processing fee. Each such Distribution Agreement shall become the sole property of BioStar if it is renewed, amended in any way or renegotiated.

4.3 On the Effective Date, SMLX agrees with HelveStar and BioStar

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(a) to cease all activities pertaining to the marketing of the Products and
Additional Products covered by this JVA and its technologies including the sale of products made for third parties, except any products involved in (i) contracts with Vector Technologies and (ii) contracts with Louden Far East (Kyowa), copies of which are attached. and

(b) to turn over to BioStar all leads or commercialization opportunities that may arise from third party research contracts.

5.   Representations, Warranties and Disclaimers.

5.1 SMLX shall make available to BioStar all rights available to SMLX with respect to any obligation of indemnity by any other entity, but shall have no further liability to BioStar with respect to the validity, enforceability, or non-infringement of the Property Rights licensed or transferred hereunder. Each party will promptly notify the other of any infringement of Intellectual Property Rights of which it becomes aware.

5.2 Each party hereto hereby represents and warrants that: (a) it has full power to execute and perform its obligations under this Agreement; (b) all corporate action on the part of such party, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of such party hereunder have been taken;

(c) the execution, delivery, and performance of this Agreement by such party does not violate the terms of or constitute a breach under any agreement to which it is a party; and (d) no SMLX stockholder approval is required.

5.3 EXCEPT AS PROVIDED UNDER SECTION 5.1 AND SECTION 5.2, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO ANY RIGHT, LICENSE OR TECHNOLOGY TO BE PROVIDED HEREUNDER.

5.4 Each party hereto agrees, covenants, represents and warrants that (a) it has complied or will comply with all applicable laws relating to transferee liability or sale or transfer of assets; (b) that it has not filed any voluntary bankruptcy petition nor has any such petition been filed by claimants or creditors; and (c) that no transfer made under or contemplated by this JVA shall constitute a preference under applicable bankruptcy or insolvency laws.

6.   Distribution, Support and Record Keeping Obligations.

6.1 BioStar shall be responsible for all customer and technical support of customers and shall provide reasonable support. As part of its efforts in this regard, BioStar shall keep records appropriate to properly administer any recall of Products or Additional Products.

6.2 Each party agrees that its conduct under this Agreement shall conform to all applicable laws and regulations of the United States, Switzerland and foreign governments (and political subdivisions thereof), general and local industry standards, rules and regulations and good commercial practices. BioStar shall be responsible for assuring that Products distributed by it to third parties and labeling and documentation therefor conform to applicable standards.

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6.3 BioStar will prepare, collect and maintain for four years after preparation, sales and account books and other records including an internal audit appropriate for determining Net Cash Flows and other matters relevant to determining rights hereunder. BioStar shall submit to SMLX, at the time for each payment hereunder, a summary of such records which shall be sufficient to allow the other to calculate amounts then due. SMLX may, no more than once in any twelve month period, arrange to have an independent certified public accounting firm (which shall not be SMLX's auditor) audit BioStar's sales and accounting books and other records to ensure compliance with the terms of this Agreement; provided that such accountant shall be bound in writing to hold such information in confidence and not to disclose it except to the extent necessary to communicate evidence of non-compliance. The costs of audit shall be borne by SMLX. Any such audit shall occur during regular business hours at BioStar's offices and shall not interfere unreasonably with the Licensee's business activities.

7.   Confidential Information.

7.1 Except as otherwise expressly provided herein, each Party shall hold in confidence and not use or disclose to any third party (other than Affiliates, employees and permitted sublicensees and assignees similarly bound in writing, provided such disclosure is in furtherance of this JVA) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas, or know-how (Proprietary Information") or Intellectual Property Rights of or used by the other; provided, however, that Proprietary Information or Intellectual Property Rights of a party shall not include:

(a) Items which at the time of disclosure are published or otherwise generally available to the public;

(b) Items which, after disclosure by the other party, are published or become generally available to the public through no breach of this JVA by the other or the other's employees or agents; or

(c) Items which the other can document were or are (i) in its possession at the time of disclosure and were not acquired directly or indirectly from such Party or (ii) independently developed.

7.2 A party may disclose Proprietary Information or Intellectual Property Rights of the other:

(a) In connection with the order of a court of law or in compliance with governmental regulations relating to product registrations or financial reporting requirements provided (i) the other party is notified and given the opportunity to discuss the issue prior to disclosure and (ii) such party takes all appropriate action to avoid or limit disclosure to the minimum disclosure consistent with legal obligations; or

(b) If such information is also rightfully acquired from a third party who, to the best of such party's knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent such party complies with any restrictions imposed by the third party.

8. Export Regulation. Each party shall comply with all export laws and restrictions and regulations of the Department of Commerce or other United States, Swiss or foreign agency or authority, and not export, or allow the export or re-export of any Products or any technical data or Proprietary

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Information or Intellectual Property Rights supplied or licensed to it hereunder or any direct product thereof in violation of any such restrictions, laws or regulations.

9. Publicity and Press Releases. Except to the extent necessary under the applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval. SMLX shall provide any information which it proposes to include in any 10-K or 10-Q to BioStar at least 15 days prior to submission to permit BioStar to request confidential treatment thereof.

10. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Upon such request SMLX shall exercise all reasonable efforts to have business sensitive or confidential information redacted from documents filed with the SEC which are available to the public under provisions of law relating to freedom of information.

11. Assignability. With mutual consent, this JVA shall inure to the benefit of, and be binding upon, each of the parties and their respective successor and assigns.

12.  Miscellaneous

12.1 The failure of either Party to enforce its rights under this JVA at any time for any period shall not be construed as a waiver of such rights.

12.2 This JVA shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to principles of conflicts of law.

12.3 The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this JVA (including, without limitation, rights of full or partial termination of this JVA) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

12.4 Any dispute that arises with respect to the subject matter of this JVA shall be settled by arbitration.

If any claim, dispute or disagreement between the parties shall arise, such claim, dispute or disagreement shall be submitted to arbitration (1) in Florida if the party initiating the arbitration is BioStar (according to the rules of the American Arbitration Association) or (2) in Switzerland if the party initiating the arbitration is SMLX (according to the Commercial Arbitration Rules of the International Chamber of Commerce); and decided by a panel of three (3) arbitrators. The arbitration shall be conducted, to the extent possible, in English. The parties agree to abide by all decisions rendered in such proceedings. Each party shall bear its own costs and attorneys' fees. Costs of the arbitration panel shall be shared equally by the parties. Decisions of the arbitration panel shall be final and binding on all parties. There shall be no appeal therefrom other than for fraud or misconduct that substantially prejudices the right of the appealing party, or on the ground that the arbitrators exceeded their powers and the award cannot

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be corrected without affecting the merits of the decision.  Any award or decision made in such arbitration proceeding shall be final, binding upon the parties and enforceable through application to any court of competent jurisdiction. Nothing in this subsection shall be deemed to prevent the arbitration panel from exercising authority to permit exercise by a party of rights to obtain pre-judgment remedies through judicial action. Nothing in this Section is intended to be a waiver of a party's right to any pre-judgment remedy which may be enforced through arbitration, specifically including, but not limited to, injunctive relief or specific performance.

12.5 This agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and no modification or amendment hereof shall be valid or binding upon the parties unless made in writing and duly executed on behalf of each of the parties.

12.6 If one or more provisions of this Agreement (other than provision of Section 2 hereof relating to transfer and licensing Products, additional Products, Intellectual Property Rights, etc.) are held unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.7 This JVA may be terminated by either party upon the occurrence of any bankruptcy, insolvency, reorganization or other proceeding in any applicable jurisdiction or upon material breach not remedied within sixty days of notice. Such termination shall not affect free standing License Agreements or transfers hereunder made prior to such events providing grounds for termination. No Party shall be liable to any other party hereto for claims of consequential, incidental or punitive damages.

13. Notices. Any notice or other communication required or permitted to be given to the other party pursuant to this JVA shall be sufficiently given if personally delivered, if sent via overnight courier, or if sent to such party by certified mail, return receipt requested, postage prepaid, addressed to it at its address set forth below or to such other addresses as it shall designate by written notice given to the other party, or by facsimile, telex or telegraph service, with prompt confirmation of such facsimile, telex or telegram by certified mail. Time of notice or other communication shall be deemed to be the date of postmark or of facsimile, telex or telegraph transmission.

In the case of a notice or other communication to HelveStar:

H.E. Khundkar Khalid Ahmed Hossain
HelveStar S.A.
56 Grand Rue
CH-1700 Fribourg
Switzerland
Tel:     011-41-26-341-8000
Fax:     011-41-26-341-8001

In the case of a notice or other communication to SMLX.

Colin Jones
376 Ansin Blvd.
Hallendale, Florida 33009
Tel: 954-455-0110
Fax: 954-455-9008

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In the case of BioStar:

H.E. Khundkar Khalid Ahmed Hossain
BioStar S.A.
56 Grand Rue
CH-1700 Fribourg
Switzerland
Tel:     011-41-26-341-8000
Fax:     011-41-26-341-8001

14. Separate Agreements. This JVA may be executed in any number of counterparts, each of which shall be an original, but such counterparts together constitute but one and the same instrument. License Agreements, any stock option or stock warrant agreements and any asset transfer documents executed pursuant to this JVA shall constitute free standing agreements and no termination or breach or amendment of any one or more of them shall be deemed termination or breach or amendment of this JVA.

Executed the day, month and year set forth above.

SMLX Technologies, Inc.


By: /s/ Colin N. Jones
    Chairman and CEO

HelveStar S.A.


By: /s/ Khalid Hossain
    Chairman and CEO


BioStar S.A.


By: /s/ Khalid Hossain
    Khalid Hossain on behalf of
    HelveStar


By: /s/ Colin Jones
    Colin Jones on behalf of
    SMLX

Upon incorporation and organization of BioStar, the duly elected and authorized chairman and CEO of BioStar shall re-execute below confirming agreement of BioStar as Party to this Agreement.


BioStar S.A.


By: _________________________
    Chairman and CEO.


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